Exhibit (q)(ii)

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Amoy Van Lowe or Jeffery R. Atkin, signing singly, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to execute and deliver any and all amendments (including post-effective amendments) to this Registration Statement of UTC North American Fund, Inc. (the “Company”) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, in accordance with the applicable securities rules and regulations; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall be effective when executed and delivered either in person, by mail or by facsimile by each of the parties hereto and shall remain in full force and effect until the undersigned is no longer a director of the Company or until earlier revoked by the undersigned in writing delivered to the foregoing attorneys-in-fact. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

NAME	TITLE	EFFECTIVE DATE
/s/ Peter Clarke	Chairman and Director	April 25, 2012
Peter Clarke
/s/ Marilyn Clark-Andrews	Director	April 25, 2012
Marilyn Clark-Andrews
/s/ Leon W. Thomas	Director	April 25, 2012
Leon W. Thomas
/s/ Dionne Hosten	Director	April 25, 2012
Dionne Hosten